Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 2, 2008, between STERLING BANCORP, INC., a Michigan corporation (the “Company”), STERLING BANK AND TRUST, F.S.B., (the “Bank”), and their affiliated entities (collectively “Employer”) with  their principal offices located at One Towne Square, 17th Floor, Southfield, MI 48076 and Gary Judd, who resides at 3 Cantitoe Lane, Englewood, CO 80113 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employer and the Executive desire to enter into an employment arrangement whereby the Executive will act as the Chairman of the Board of Directors for the Employer entities, as well as, on an interim basis, Chief Executive Officer for the Employer entities, with the latter duties to continue until such time as an acceptable substitute Chief Executive Officer is employed;

WHEREAS, the Employer has determined that it is in its best interests, and in the best interest of its shareholders to enter into this Agreement setting forth the obligations and duties of both the Employer and the Executive; and

WHEREAS, the Employer wishes to avail itself of the services of the Executive for the period hereinafter provided, and the Executive is willing to be employed by the Employer for said period, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Employer and the Executive (individually, a “Party” and together, the “Parties”) agree as follows:

1.                                      Employment.  The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Employer, on the terms and conditions set forth herein.

2.                                      Term.  Subject to the provisions for earlier termination as hereinafter provided, the term of this Employment Agreement will begin on the date hereof and will continue for one (2) years hereafter (the “Initial Term of Employment”).  Except as provided in paragraph 14 of this Agreement, which is mandated by Federal statute, this Agreement may be terminated as hereinafter provided.  This Agreement will be automatically renewed for a successive one (1) year term unless either party sends written notice of termination to the other party within sixty (60) days prior to the expiration of this Agreement or any renewals hereof.  The Initial Term of Employment together with any renewal periods will hereinafter be referred to as the “Term of Employment.”  The non-renewal of the term of this Agreement by the Employer will not be a termination without Cause (as defined in Section 8(d)).

3.                                      Position and Duties; Place of Performance.

(a)                                 The Executive will serve as Chairman of the Employer during the Term of Employment.   He may serve the Employer under additional titles but in any event the Executives’ title shall include that of Chairman.  The Executive will perform all duties customarily attendant to the position of Chairman and such other duties as may reasonably be assigned from time-to-time by the Company and Bank the Bank Boards of Directors (the “Board”). The Executive will also serve, on an interim basis, as Chief Executive Officer of the Employer until such time as the Employer hires an acceptable substitute Chief Executive Officer.

(b)                                 If the Employer fails, without the Executive’s consent, to cause the Executive to be elected to take a position with the Employer, the result of which is that the Executive will no longer remain in the position of Chairman in addition to such other position, then the Executive shall have the right to terminate his services to the Employer by giving written notice within thirty (30) days of such event; provided the Employer has not cured such event within such thirty (30) day period.

(c)                                  The Executive will use his best efforts to perform diligently such duties as are consistent with his capacity as Chairman or such other duties as the Board and/or Board reasonably determines, including on an interim basis, the duties associated with being a Chief Executive Officer.  The Executive will devote as much time as necessary per month to the performance of his responsibilities hereunder; and, the Executive may make personal investments, engage in such outside non-competitive business activities or engage in other activities for any charitable or other non-profit institution, provided that such activities do not interfere with the performance of the Executive’s duties hereunder.

(d)                                 While it is contemplated that after an initial transition and organizational period, in connection with the Executive’s employment, the Executive will spend no less than two (2) weeks per month at the Employer’s offices in San Francisco, California, it is also understood by the Parties that the Executive may need to spend more of his time at the Employer’s current Michigan headquarters in order to reasonably perform his responsibilities hereunder. The objective of the Parties, in connection with the Executive’s employment, is for the Executive to utilize his professional time and efforts, to advance the goals set forth in the Sterling Operating Model and business plan as approved by the Board and as may be amended by the Board from time to time.

4.                                      Base Salary.  The Executive will receive from the Bank (but, internally allocated between the Employer entities) an annual salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Base Salary”), payable in accordance with the standard practice of the Bank in the payment of salaries of its employees.  The Board will review the Base Salary annually, and may, in its reasonable discretion, adjust the Base Salary.

5.                                      Annual Bonus.  The Executive may be paid a bonus annually based upon the attainment of mutually agreed upon objectives, to be determined by the Board.

6.                                      Other Benefits.  During the Term of Employment, the Executive will be provided with such medical, hospitalization, insurance, pension plan, profit sharing and employee benefits and such other similar employment privileges and benefits, including vacation benefits (“Benefits”) as are afforded generally from time to time to other executive employees of the Bank. The Bank and the Executive shall execute an Indemnification Agreement for the benefit of the Executive.

7.                                      Expense Reimbursement.  During the Term of Employment, the Executive will be entitled to prompt reimbursement by the Bank for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such accounts and records as may be required under Bank policy. During the term of this Agreement, the Employer shall provide Executive with a furnished apartment in San Francisco, California, acceptable to both Executive and Employer, as well as reimbursement for all reasonable travel and accommodation related expenses for travel between and among Denver, Colorado, San Francisco, California, and/or Detroit, Michigan, provided that all such expenses are mutually agreed to in advance by the Employer and the Executive.

8.                                      Termination of Employment.  The Executive’s employment may be terminated under the following circumstances:

(a)                                 Death.  The Executive’s employment is terminated upon his death.

(b)                                 Disability.  The Executive’s employment may be terminated by the Employer due to illness or other physical or mental disability of the Executive, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period (“Disability”).

(c)                                  Mutual Agreement.  The Executive’s employment may be terminated at any time by the mutual agreement of the Parties.

(d)                                 Cause.  The Executive’s employment may be terminated for Cause.  For purposes of this Agreement, the Bank will have “Cause” to terminate the Executive’s employment upon:

(i)                           the Executive’s commission of any crime involving monies or other property or any felony, crime or any offense of moral turpitude, or his fraud, embezzlement, theft, dishonesty, willful misconduct or deliberate injury to the Employer in the performance of his duties hereunder.

(ii)                             the Executive’s intentional or grossly negligent refusal or failure to perform his duties or carry out reasonable directions of the  Board;

(iii)                              the Executive’s breach of any of his fiduciary duties or making of a willful misrepresentation or omission, which breach or misrepresentation or omission might reasonably be expected to have a material adverse effect on the Employer’s businesses;

(iv)                            the Executive’s breach of any material provision of this Agreement;

(v)                               any misappropriation by the Executive of funds or property of the Employer; or

(vi)                            the Executive’s failure to perform his duties adequately as determined by the Board.

Any termination for “Cause” will not be in limitation of any other right or remedy the Employer may have under this Agreement or otherwise.  In the event that the Executive’s employment is terminated for Cause, any amount due to the Executive under this Section 9(a) may be offset to the extent of any losses resulting, directly or indirectly, to the Employer, from Executive’s conduct resulting in the for Cause termination.

9.                                      Compensation Upon Termination Not For Cause.

(a)                                 If the Executive’s employment is terminated as a result of the Executive’s death, disability, or by mutual agreement, he, or his estate, will be entitled to:

(i)                           any base salary earned but not yet paid;

(ii)                             any bonus awarded pursuant to Section 5 of this Agreement but not yet paid;

(iii)                              reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iv)                            other benefits accrued and earned by the Executive through the date of his death or Disability in accordance with applicable plans and programs of the Bank.

(b)                                 If the Executive’s employment is terminated for Cause or expiration of the Term of Employment, including the Initial Term of Employment resulting from any of the Parties providing written notice of termination as provided in Section 2 hereof, he will remain subject to the covenants set forth in Section 10 hereof and he will be entitled to:

(i)                           any base salary earned but not yet paid;

(ii)                          any bonus awarded pursuant to Section 5 of this Agreement but not yet paid;

(iii)                           reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iv)                            other benefits accrued and earned by the Executive through the date of his termination in accordance with applicable plans and programs of the Bank.

(c)                                  If the Executive’s employment is terminated without Cause, he will remain subject to the covenants set forth in Section 10 hereof through the expiration of the Severance Period and he will be entitled to:

(i)                           any base salary earned but not yet paid;

(ii)                          continuation of his Base Salary, at the rate in effect on the date of his termination of employment for a period of one (1) year from the date of such termination (the “Severance Period”);

(iii)                       any bonus awarded pursuant to Section 5 of this Agreement but not yet paid;

(iv)                         continued participation in all employee benefit plans or programs in which he was participating on the date of his termination of employment, until the expiration of the Severance Period;

(v)                           reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

(vi)                         other benefits that are made available to employees of the Bank in general in accordance with applicable plans and programs of the Employer until the expiration of the Severance Period.

In the event that, under the terms of any employee benefit plan referred to in subsection 9(c)(iv) above, the Executive may not continue his participation, he will be provided with the economic equivalent of the benefits provided under any plan in which he was previously eligible to participate for the period specified in subsection 9(c)(iv) above.  The economic equivalent of any benefit foregone will be deemed to be the cost that would be incurred by the Executive in obtaining such benefit on the lowest available individual basis.

(d)                                 Any amounts due under this Section 9 are in the nature of severance payments or liquidated damages or both, and will fully compensate the Executive and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of the Executive’s employment, and they are not in the nature of a penalty.

10.                               Confidentiality and Non-Competition.

(a)                                 The Executive acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the business and operations of the Employer and that those entities would be irreparably injured and their goodwill would be irreparably damaged if the Executive were to breach the covenants set forth in this Section 10.  The Executive further acknowledges that the covenants set forth in this Section 10 are reasonable in scope and duration and do not unreasonably restrict the Executive’s association with other business entities, either as an Executive or otherwise as set forth herein.

(b)                                 During the Term of Employment and thereafter, except as may be required by law or necessary in connection with any dealings with any public agency or authority, the Executive must not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or in a manner harmful to the interests of, the Employer, any confidential information (written or oral) respecting any material aspect of Employer’s business, excepting only use of such data or information as is (i) at the time disclosed, through no act or failure to act on the part of the Executive, generally known or available; (ii) furnished to the Executive by a third party as a matter of right and without restriction on disclosure; or (iii) required to be disclosed by court order.  Upon termination of the Term of Employment, the Executive will return to the Employer any and all materials in tangible or electronic form containing confidential information belonging to the Employer.

(c)                                  During the Term of Employment and for one (1) year thereafter, the Executive must not in the State of California in which the Employer then regularly conducts business, directly or indirectly, whether as an individual on the Executive’s own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

(i)                           employ, assist in employing or otherwise associate in business with any employee or officer of the Employer that is, or was during the twelve-month period immediately prior to the termination of the Executive’s employment, employed by the Employer, other than an employee or an officer who is a relative of the Executive by blood or marriage;

(ii)                            solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of Executive’s employment with the Employer for any reason, a customer or vendor of the Employer to terminate or otherwise alter his, her or its relationship with the Employer; provided, however, that notwithstanding anything to the contrary, the parties agree that this Section 10 does not prohibit the Executive from pursuing or establishing a business relationship with any current or former customer or vendor of the Employer where such customer or vendor presents himself, herself or itself to Executive unsolicited by him;

(iii) induce any person who is a present or future employee, officer, agent, affiliate or customer of the Employer to terminate the relationship; or

(iv)                            engage in disparagement (which will not include the providing of accurate information without invidious intent) of the Employer by any means to any person.

11.                               Rights and Remedies Upon Breach.

(a)                                 The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of Section 10, the Employer will be entitled, among other remedies, to injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 11(a) will be deemed to limit the Employer’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Agreement which may be pursued or availed of by the Employer.

(b)                                 In the event any arbitrator or court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 10 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

(c)                                  In the event the Employer has asserted in a formal legal action, including arbitration, that the Executive is violating any legally enforceable provision of Section 10 as to which there is a specific time period during which the Executive is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the assertion until the violation ceases.

12.                               Withholding Taxes.  All payments to the Executive or his beneficiary will be subject to withholding on account of federal, state and local taxes as required by law.  If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Bank may withhold such taxes from any other payment due the Executive or his beneficiary.

13.                               Assignability; Binding Nature.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.  No rights or obligations of the Employer under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred pursuant to (i) a merger or consolidation in which the Employer is not the continuing entity or (ii) a sale or liquidation of all or substantially all of the assets of the Employer, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Employer and such assignee or transferee assumes the liabilities, obligations and duties of the Employer, as contained in this Agreement, either contractually or as a matter of law.  The Employer further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Employer hereunder.  No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

14.                               Bank Regulatory Requirements Compliance Terms.        Due to federal regulatory requirements binding upon the Bank parties hereby acknowledge and agree to the following statutorily mandated terms:

(a)                                                 The Bank’s board of directors may terminate this Agreement at any time, but any termination by the Bank’s board of directors other than termination for cause, shall not prejudice the Executive’s right to compensation or other benefits under the agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the officer or employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

(b)                                                          If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under section 8 (e) (3) or (g) (1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (3) and (g) (1)) the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its Agreement obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)                                                           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8 (e) (4) or (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (4) or (g) (1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)                                                          If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (b)(4) shall not affect any vested rights of the contracting parties.

(e)                                                            All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i) By the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the association under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the association or when the association is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

15.                               Governing Law, Arbitration and Waiver of Jury Trial.  The Parties agree, to the extent permitted by law, that they EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY, and agrees not to bring any claim, proceeding or action arising out of or related to this Agreement in any tribunal or court, except as necessary to enforce the provisions of Section 10 of this Agreement, mandate arbitration as provided in this section, or enforce an arbitration award rendered pursuant to this Agreement.  Any and all disputes related to this Agreement or to the parties’ performance hereunder, including but not limited to any dispute alleging that this Agreement was obtained by misrepresentation or mistake, will be submitted for resolution into Arbitration with the American Arbitration Association (“AAA”), in San Francisco, California, to be conducted under then applicable commercial rules promulgated by the AAA.  Notwithstanding the above, the Employer may seek injunctive relief in a California court of competent jurisdiction, to enjoin any breach or anticipatory breach of the Executive’s obligations as set forth in paragraphs 8 and 9 of this Agreement, pending the outcome of an Arbitration of their dispute.   The parties further agree and acknowledge that the Executive is a resident of the State of Colorado and that the Company is a resident of the State of Michigan for traditional jurisdiction and venue purposes, but they are nevertheless voluntarily agreeing to an arbitration venue and personal jurisdiction in the State of California for their mutual convenience.  California law will be applied to the resolution of any dispute related to this Agreement.

16.                               Entire Agreement.  Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.

17.                               Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Employer other than Executive.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Employer, as the case may be.

18.                               Severability.  In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

19.                               Survivorship.  The respective rights and obligations of the Parties hereunder will survive any termination of the Executive’s employment with the Employer to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

20.                               Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the laws of California, without reference to principles of conflict of laws.

21.                               Notices.  Any notice given to either Party must be in writing and will be deemed to have been given when delivered personally or one (1) day after having been sent by overnight courier service or five (5) days after having been sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Employer:	Sterling Bank & Trust, FSB
One Towne Square – 17th Floor
Southfield, MI 48076
Attn: General Counsel

If to the Executive:	Mr. Gary Judd
3 Cantitoe Lane
Englewood, CO 80113

22.                               Headings.  The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

STERLING BANK AND TRUST, F.S.B.

By:	/s/ Tom Lopp

Name:	Tom Lopp

Title:	Vice President

STERLING BANCORP, INC.

By:	/s/ Tom Lopp

Name:	Tom Lopp

Title:	EVP

EXECUTIVE:

/s/ Gary Judd
Gary Judd